Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (May 1, 2025) - Amgen (NASDAQ:AMGN) today announced financial results for the first quarter of 2025.

“Demand for our products was strong globally in the first quarter. Ongoing new product launches and successful Phase 3 trial results for several products make us feel confident in our long-term growth prospects,” said Robert A. Bradway, chairman and chief executive officer.

Key results include:
•For the first quarter, total revenues increased 9% to $8.1 billion in comparison to the first quarter of 2024.
◦Product sales grew 11%, primarily driven by 14% volume growth, partially offset by 6% lower net selling price. U.S. sales grew 14%.
◦Fourteen products delivered at least double-digit sales growth in the first quarter, including Repatha® (evolocumab), BLINCYTO® (blinatumomab), TEZSPIRE® (tezepelumab-ekko), EVENITY® (romosozumab-aqqg), TAVNEOS® (avacopan), and UPLIZNA® (inebilizumab-cdon).
◦Our launch of IMDELLTRA® (tarlatamab-dlle) generated $81 million of sales in the quarter and the Phase 3 confirmatory study demonstrated improved overall survival compared to chemotherapy. IMDELLTRA® launched in Japan in April 2025.
•GAAP earnings per share (EPS) were $3.20 for the first quarter of 2025 compared with a GAAP loss per share of $0.21 for the first quarter of 2024, resulting from an unrealized gain on our BeiGene, Ltd. equity investment during the first quarter of 2025 compared to an unrealized loss during the prior year period, partially offset by an Otezla® intangible asset impairment charge of $800 million recorded during the first quarter of 2025.
◦GAAP operating income increased from $1.0 billion to $1.2 billion, and GAAP operating margin increased 1.1 percentage points to 15.0%.
•Non-GAAP EPS increased 24% from $3.96 to $4.90, driven by higher revenues, partially offset by higher operating expenses.
◦Non-GAAP operating income increased from $3.1 billion to $3.6 billion, and non-GAAP operating margin increased 2.5 percentage points to 45.7%.
•The Company generated $1.0 billion of free cash flow in the first quarter of 2025 versus $0.5 billion in the first quarter of 2024. This increase reflects an $800 million tax deposit made in the first quarter of 2024 and current quarter business performance, partially offset by timing of working capital items and higher capital expenditures.

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented in the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

General Medicine

•Repatha® (evolocumab) sales increased 27% year-over-year to $656 million in the first quarter, primarily driven by 41% volume growth, partially offset by 9% lower net selling price.

•EVENITY® (romosozumab-aqqg) sales increased 29% year-over-year to $442 million in the first quarter, driven by volume growth.

•Prolia® (denosumab) sales increased 10% year-over-year to $1.1 billion in the first quarter, primarily driven by 13% volume growth, partially offset by 5% lower net selling price. For 2025, we expect sales erosion driven by biosimilar competition, particularly in the second half of the year.

Rare Disease

•TEPEZZA® (teprotumumab-trbw) sales decreased 10% year-over-year to $381 million in the first quarter, primarily driven by 9% lower volume and 8% from a decrease in inventory levels, partially offset by higher net selling price.

•KRYSTEXXA® (pegloticase) sales were flat year-over-year at $236 million in the first quarter, as 11% volume growth was offset by 10% from a decrease in inventory levels.

•UPLIZNA® (inebilizumab-cdon) sales increased 14% year-over-year to $91 million in the first quarter, primarily driven by volume growth.

•TAVNEOS® (avacopan) sales increased 76% year-over-year to $90 million in the first quarter, primarily driven by volume growth.

•Ultra-Rare products, which consist of RAVICTI® (glycerol phenylbutyrate), PROCYSBI® (cysteamine bitartrate), ACTIMMUNE® (interferon gamma-1b), BUPHENYL® (sodium phenylbutyrate), and QUINSAIR® (levofloxacin), generated $179 million of sales in the first quarter. Sales increased 6% year-over-year for the first quarter, driven by volume growth.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 65% year-over-year to $285 million in the first quarter, driven by volume growth.

•Otezla® (apremilast) sales increased 11% year-over-year to $437 million in the first quarter, driven by 12% favorable changes to estimated sales deductions, as volume growth of 4% was offset by 5% lower net selling price.

•Enbrel® (etanercept) sales decreased 10% year-over-year to $510 million in the first quarter, driven by 47% lower net selling price resulting from increased 340B Program mix

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

and higher commercial discounts, partially offset by 19% favorable changes to estimated sales deductions, higher inventory levels and volume growth. The year-over-year impact on net selling price is expected to be less pronounced in future quarters.

•AMJEVITA® (adalimumab-atto)/AMGEVITA™ (adalimumab) sales decreased 19% year-over-year to $136 million in the first quarter, primarily driven by 33% lower net selling price, partially offset by 11% volume growth.

•WEZLANA™ (ustekinumab-auub)/WEZENLA™ (ustekinumab) generated $150 million of sales in the first quarter. WEZLANA launched in the U.S. in the first quarter of 2025 and is the first FDA-approved biosimilar for the treatment of adult and pediatric plaque psoriasis, psoriatic arthritis, Crohn’s disease and ulcerative colitis.

•PAVBLU® (aflibercept-ayyh) generated $99 million of sales in the first quarter. PAVBLU launched in the U.S. in the fourth quarter of 2024 and is the first available aflibercept biosimilar for the treatment of retinal conditions, including neovascular age-related macular degeneration, macular edema following retinal vein occlusion, diabetic macular edema and diabetic retinopathy.

Oncology

•BLINCYTO® (blinatumomab) sales increased 52% year-over-year to $370 million in the first quarter, primarily driven by volume growth.

•Vectibix® (panitumumab) sales increased 8% year-over-year to $267 million in the first quarter, driven by volume growth.

•KYPROLIS® (carfilzomib) sales decreased 14% year-over-year to $324 million in the first quarter, driven by lower volumes due to increased competition.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 4% year-over-year to $85 million in the first quarter, driven by volume growth, partially offset by lower net selling price.

•XGEVA® (denosumab) sales increased 1% year-over-year to $566 million in the first quarter. For 2025, we expect sales erosion driven by biosimilar competition, particularly in the second half of the year.

•Nplate® (romiplostim) sales decreased 1% year-over-year to $313 million in the first quarter as volume growth was more than offset by unfavorable changes to estimated sales deductions and foreign exchange impact.

•IMDELLTRA® (tarlatamab-dlle)/IMDYLLTRA™ (tarlatamab) generated $81 million of sales in the first quarter. Sales increased 21% quarter-over-quarter driven by volume growth.

•MVASI® (bevacizumab-awwb) sales decreased 11% year-over-year to $179 million in the first quarter, primarily driven by lower volume. Going forward, we expect continued sales erosion driven by competition.

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Established Products

•Our established products, which consist of Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide), and Neulasta® (pegfilgrastim), generated $557 million of sales in the first quarter. Sales decreased 3% year-over-year for the first quarter, driven by 10% lower net selling price and 3% unfavorable foreign exchange impact, partially offset by favorable changes to estimated sales deductions.

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q1 ’25			Q1 ’24	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$343	$313	$656	$517	27%
EVENITY®	320	122	442	342	29%
Prolia®	720	379	1,099	999	10%
TEPEZZA®	365	16	381	424	(10%)
KRYSTEXXA®	236	—	236	235	0%
UPLIZNA®	82	9	91	80	14%
TAVNEOS®	77	13	90	51	76%
Ultra-Rare products(1)	171	8	179	169	6%
TEZSPIRE®	285	—	285	173	65%
Otezla®	343	94	437	394	11%
Enbrel®	504	6	510	567	(10%)
AMJEVITA®/AMGEVITA™	4	132	136	168	(19%)
WEZLANA™/WEZENLA™	123	27	150	1	*
PAVBLU®	99	—	99	—	N/A
BLINCYTO®	273	97	370	244	52%
Vectibix®	135	132	267	247	8%
KYPROLIS®	216	108	324	376	(14%)
LUMAKRAS®/LUMYKRAS™	55	30	85	82	4%
XGEVA®	360	206	566	561	1%
Nplate®	201	112	313	317	(1%)
IMDELLTRA®/IMDYLLTRA™	79	2	81	—	N/A
MVASI®	138	41	179	202	(11%)
Aranesp®	91	249	340	349	(3%)
Parsabiv®	50	38	88	105	(16%)
Neulasta®	109	20	129	118	9%
Other products(2)	283	57	340	397	(14%)
Total product sales	$5,662	$2,211	$7,873	$7,118	11%

* Change in excess of 100%
N/A = not applicable
(1) Ultra-Rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, BUPHENYL® and QUINSAIR® .
(2) Consists of Aimovig®, AVSOLA®, KANJINTI®, RIABNI®, EPOGEN®, BEKEMV™, NEUPOGEN®, IMLYGIC®, Corlanor®, RAYOS®, Sensipar®/Mimpara™, DUEXIS® and PENNSAID®, where Biosimilars total $171 million in Q1 ’25 and $175 million in Q1 ’24.

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses increased 8% year-over-year for the first quarter. Cost of Sales as a percentage of product sales decreased 7.3 percentage points driven by lower amortization expense from the fair value step-up of inventory acquired from Horizon and lower manufacturing costs, partially offset by changes in our sales mix. Research & Development (R&D) expenses increased 11% driven by higher spend in later-stage clinical programs, partially offset by lower spend in marketed product support and research and early pipeline. Selling, General & Administrative (SG&A) expenses decreased 7% driven by lower commercial product-related expenses and lower Horizon acquisition-related expenses, partially offset by higher general and administrative expenses. Other operating expenses consisted primarily of the Otezla® intangible asset impairment charge of $800 million.
•Operating Margin as a percentage of product sales increased 1.1 percentage points in the first quarter to 15.0%.
•Tax Rate increased 78.5 percentage points in the first quarter due to the change in earnings mix as a result of the first quarter 2025 unrealized gains compared to the first quarter 2024 unrealized losses on our equity investments, primarily BeiGene.
On a non-GAAP basis:
•Total Operating Expenses increased 4% year-over-year for the first quarter. Cost of Sales as a percentage of product sales decreased 0.8 percentage points driven by lower manufacturing costs, partially offset by changes in our sales mix. R&D expenses increased 12% driven by higher spend in later-stage clinical programs, partially offset by lower spend in marketed product support and research and early pipeline. SG&A expenses decreased 3% driven by lower commercial product-related expenses, partially offset by higher general and administrative expenses.
•Operating Margin as a percentage of product sales increased 2.5 percentage points in the first quarter to 45.7%.
•Tax Rate decreased 0.8 percentage points in the first quarter due to the change in earnings mix and net favorable items as compared to the prior year.

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q1 ’25	Q1 ’24	YOY Δ	Q1 ’25	Q1 ’24	YOY Δ
Cost of Sales	$2,968	$3,200	(7%)	$1,420	$1,340	6%
% of product sales	37.7%	45.0%	(7.3) pts.	18.0%	18.8%	(0.8) pts.
Research & Development	$1,486	$1,343	11%	$1,475	$1,317	12%
% of product sales	18.9%	18.9%	— pts.	18.7%	18.5%	0.2 pts.
Selling, General & Administrative	$1,687	$1,808	(7%)	$1,655	$1,712	(3%)
% of product sales	21.4%	25.4%	(4.0) pts.	21.0%	24.1%	(3.1) pts.
Other	$830	$105	*	$—	$—	N/A
Total Operating Expenses	$6,971	$6,456	8%	$4,550	$4,369	4%

Operating Margin
Operating income as % of product sales	15.0%	13.9%	1.1 pts.	45.7%	43.2%	2.5 pts.

Tax Rate	12.3%	(66.2)%	78.5 pts.	14.6%	15.4%	(0.8) pts.

pts: percentage points
* = Change in excess of 100%
N/A = not applicable

Cash Flow and Balance Sheet
•The Company generated $1.0 billion of free cash flow in the first quarter of 2025 versus $0.5 billion in the first quarter of 2024. This increase reflects an $800 million tax deposit made in the first quarter of 2024 and current quarter business performance, partially offset by timing of working capital items and higher capital expenditures.
•The Company declared a first quarter 2025 dividend on December 10, 2024 of $2.38 that was paid on March 7, 2025 to all stockholders of record as of February 14, 2025, representing a 6% increase from the same period in 2024.
•During the first quarter of 2025, the Company reduced principal debt outstanding by $2.8 billion.
•During the first quarter, there were no repurchases of shares of common stock.
•Cash and cash equivalents totaled $8.8 billion and debt outstanding totaled $57.4 billion as of March 31, 2025.

$Billions, except shares	Q1 ’25	Q1 ’24	YOY Δ
Operating Cash Flow	$1.4	$0.7	$0.7
Capital Expenditures	$0.4	$0.2	$0.2
Free Cash Flow	$1.0	$0.5	$0.5
Dividends Paid	$1.3	$1.2	$0.1
Share Repurchases	$—	$—	$—
Average Diluted Shares (millions)	541	536	5

Note: Numbers may not add due to rounding

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

$Billions	3/31/25	12/31/24	YTD Δ
Cash and Cash Equivalents	$8.8	$12.0	$(3.2)
Debt Outstanding	$57.4	$60.1	$(2.7)

Note: Numbers may not add due to rounding

2025 Guidance
For the full year 2025, the Company expects:
•Total revenues in the range of $34.3 billion to $35.7 billion.
•On a GAAP basis, EPS in the range of $12.21 to $13.46, and a tax rate in the range of 11.0% to 12.5%.
•On a non-GAAP basis, EPS in the range of $20.00 to $21.20, and a tax rate in the range of 14.5% to 16.0%.
•Capital expenditures to be approximately $2.3 billion.
•Share repurchases not to exceed $500 million.

This guidance includes the estimated impact of implemented tariffs, but does not account for any tariffs that could be implemented in the future, including potential sector-specific tariffs.

First Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide, AMG 133)
•MariTide is a differentiated peptide-antibody conjugate that activates the glucagon like peptide 1 (GLP-1) receptor and antagonizes the gastric inhibitory polypeptide receptor (GIPR).
•MARITIME-1, a Phase 3 randomized, double-blind, placebo-controlled study to evaluate the efficacy, safety, and tolerability of maridebart cafraglutide is enrolling adults living with overweight or obesity, without Type 2 diabetes mellitus.
•MARITIME-2, a Phase 3 randomized, double-blind, placebo-controlled study to evaluate the efficacy, safety, and tolerability of maridebart cafraglutide is enrolling adults living with overweight or obesity, with Type 2 diabetes mellitus.
•Planning for additional MARITIME Phase 3 studies across multiple indications remains on track with additional studies expected to initiate throughout 2025.
•Part 2 of the Phase 2 chronic weight management study is ongoing in adults living with overweight or obesity, with or without Type 2 diabetes mellitus. Data readout is anticipated in H2 2025.
•A Phase 2 study investigating MariTide for the treatment of Type 2 diabetes mellitus has completed enrollment of adults living with and without obesity. Data readout is anticipated in H2 2025.

AMG 513
•A Phase 1 study of AMG 513 is enrolling people living with obesity following removal of the clinical hold by the U.S. Food and Drug Administration (FDA).

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Repatha
•VESALIUS-CV, a Phase 3 CV outcomes study of Repatha, is ongoing in patients at high CV risk without prior myocardial infarction or stroke. Data readout is event driven and anticipated in H2 2025.
•EVOLVE-MI, a Phase 4 study of Repatha administered within 10 days of an acute myocardial infarction to reduce the risk of CV events, is ongoing.

Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The OCEAN(a)-outcomes trial, a Phase 3 secondary prevention cardiovascular (CV) outcomes study, is ongoing in patients with atherosclerotic CV disease and elevated Lp(a).
•A Phase 3 CV outcomes study in patients with elevated Lp(a) and at high risk for a first CV event is expected to be initiated in H2 2025/H1 2026.

Rare Disease
TAVNEOS
•A Phase 3, open-label study of TAVNEOS in combination with rituximab or a cyclophosphamide-containing regimen is enrolling patients from 6 years to < 18 years of age with active ANCA-associated vasculitis (Granulomatosis with Polyangiitis (GPA)/Microscopic Polyangiitis (MPA)).

TEPEZZA
•Regulatory review is underway in multiple additional geographies including with the European Medicines Agency (EMA) where approval is anticipated in H2 2025.
•A Phase 3 study of TEPEZZA in Japan is enrolling patients with chronic/low clinical activity score thyroid eye disease (TED).
•A Phase 3 study evaluating the subcutaneous route of administration of teprotumumab is enrolling patients with TED.

UPLIZNA
•In April, the FDA approved UPLIZNA for the treatment of Immunoglobulin G4-Related Disease (IgG4-RD) in adult patients.
•In April, data from the UPLIZNA Phase 3 MINT study in patients with generalized myasthenia gravis (gMG) were presented and simultaneously published in the New England Journal of Medicine. These data demonstrated durable and sustained efficacy of UPLIZNA treatment compared to placebo (adjusted difference, -1.8 at week 26; −2.8 at week 52) as measured by the change in baseline of Myasthenia Gravis Activities of Daily Living (MG-ADL) score in the acetylcholine receptor autoantibody-positive (AChR+) subpopulation through week 52. Among the AChR+ patients in the UPLIZNA group, 72% had a ≥3 point improvement in the MG-ADL score, compared to 45% in placebo at week 52. No new safety signals were identified.
•The FDA has accepted the regulatory submission of the MINT Phase 3 data with a PDUFA date of December 14, 2025.

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40L.
•Two Phase 3 studies of dazodalibep in Sjögren’s disease are enrolling patients. The first study is in patients with moderate-to-severe systemic disease activity, and the second study is in patients with moderate-to-severe symptomatic burden and low systemic disease activity.

Daxdilimab
•Daxdilimab is a fully human monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•A Phase 2 study of daxdilimab is ongoing in patients with moderate-to-severe active primary discoid lupus erythematosus refractory to standard of care.
•A Phase 2 study of daxdilimab is ongoing in patients with dermatomyositis and antisynthetase inflammatory myositis.

Inflammation
TEZSPIRE
•Two Phase 3 studies of TEZSPIRE were initiated and are enrolling adults with moderate to very severe Chronic Obstructive Pulmonary Disease (COPD) and a BEC ≥ 150 cells/µl.
•In March, data from the Phase 3 WAYPOINT study of TEZSPIRE in patients with chronic rhinosinusitis with nasal polyps were presented and simultaneously published in the New England Journal of Medicine demonstrating that treatment with TEZSPIRE:
◦significantly reduced Nasal Polyp Score (NPS) by -2.065 at week 52.
◦significantly reduced nasal congestion (measured by participant-reported Nasal Congestion Score [NCS]) by -1.028 at week 52.
▪Improvements in NPS were observed as early as week four and NCS as early as week two and were sustained through week 52.
◦significantly reduced the need for nasal polyp surgery by 98%.
◦significantly reduced the need for systemic corticosteroid treatment by 88%.
◦had a safety profile consistent with its approved severe asthma indication.
•The FDA has accepted the regulatory submission of the WAYPOINT Phase 3 data with a PDUFA date of October 19, 2025.
•A Phase 3 study of TEZSPIRE is enrolling patients with eosinophilic esophagitis.

Rocatinlimab (AMG 451/KHK4083)
•Rocatinlimab is a first-in-class T-cell rebalancing monoclonal antibody that inhibits and reduces OX40-positive pathogenic T-cells.
•The eight study ROCKET Phase 3 program evaluating rocatinlimab in patients with moderate-to-severe atopic dermatitis (AD) has enrolled over 3300 patients. Enrollment is now complete in seven studies.
•In March, detailed data were presented from the ROCKET HORIZON Phase 3 study, which met its co-primary and all key secondary endpoints.
•In March, data were announced from three additional ROCKET program Phase 3 studies:
◦The IGNITE study, which evaluated two dose strengths of rocatinlimab, met its co-primary endpoints and all key secondary endpoints at week 24:

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

▪42.3% of patients in the higher dose group achieved ≥75% reduction from baseline in Eczema Area and Severity Index score (EASI-75), a 29.5% difference vs. placebo. In the lower dose group, 36.3% of patients achieved EASI-75, a 23.4% difference vs. placebo.
▪23.6% of patients in the higher dose group achieved a validated Investigator's Global Assessment for Atopic Dermatitis (vIGA-AD™) score of 0 (clear) or 1 (almost clear) with a ≥2-point reduction from baseline (vIGA-AD 0/1), a 14.9% difference vs. placebo. In the lower dose group, 19.1% of patients achieved this endpoint, a 10.3% difference vs. placebo.
▪22.7% of patients in the higher dose group achieved a revised Investigator's Global Assessment (rIGA™) score of 0/1 with a ≥2-point reduction from baseline (a more stringent measure of efficacy than vIGA-AD 0/1), a 14.4% difference vs. placebo. In the lower dose group, 16.3% of patients achieved this endpoint, an 8.0% difference vs. placebo.
◦The SHUTTLE study, which evaluated two dose strengths of rocatinlimab in combination with topical corticosteroids (TCS) and/or topical calcineurin inhibitors (TCI) met its co-primary endpoints and all key secondary endpoints at week 24.
◦The VOYAGER study, which successfully demonstrated that rocatinlimab does not interfere with responses to tetanus and meningococcal vaccinations.
•Across ROCKET program results to date, safety findings were generally consistent with the previously observed safety profile of rocatinlimab. The most frequent treatment-emergent adverse events (≥5%) with higher observed proportion in rocatinlimab groups were pyrexia, chills and headache. A higher number of patients receiving rocatinlimab vs. placebo experienced gastrointestinal ulceration events, with an overall incidence of less than 1%.
•Key upcoming milestones from the ROCKET Phase 3 program:
◦ROCKET ASCEND is a study evaluating rocatinlimab maintenance therapy in adult and adolescent patients with moderate-to-severe AD. Data readout is anticipated in H2 2025.
◦ROCKET ASTRO is a 52-week study evaluating rocatinlimab in adolescent patients with moderate-to-severe AD. Data readout is anticipated in H2 2025.
•A Phase 2 study of rocatinlimab is enrolling patients with moderate-to-severe asthma.
•A Phase 3 study of rocatinlimab is enrolling patients with prurigo nodularis.

Blinatumomab
•Blinatumomab is a bispecific T-cell engager (BiTE®) molecule targeting CD19.
•A Phase 2 study of blinatumomab in autoimmune disease was initiated in adults with systemic lupus erythematosus (SLE).

Inebilizumab
•Inebilizumab is a B-cell depleting monoclonal antibody targeting CD19.
•A Phase 2 study of inebilizumab in autoimmune disease was initiated in adults with SLE.

AMG 104 (AZD8630)
•AMG 104 is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab).
•A Phase 2 study is enrolling patients with asthma.

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Oncology
BLINCYTO / blinatumomab
•In April, the FDA granted Breakthrough Therapy Designation for subcutaneous blinatumomab in the treatment of adults with relapsed/refractory CD19-positive B-cell precursor acute lymphoblastic leukemia (B-ALL).
•A Phase 1/2 study of subcutaneous blinatumomab is ongoing in the dose-expansion and optimization phase in adult patients with relapsed or refractory Philadelphia chromosome (Ph)-negative B-ALL. The Company is planning to advance blinatumomab subcutaneous administration to a potentially registration-enabling Phase 2 portion of this study with initiation in H2 2025.
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, is enrolling older adult patients with newly diagnosed Ph-negative B-ALL.

IMDELLTRA / tarlatamab
•IMDELLTRA is the first and only FDA-approved delta-like ligand 3 (DLL3) targeting BiTE molecule.
•In April, the Company announced that the global Phase 3 DeLLphi-304 study met its primary endpoint of improved overall survival at a planned interim analysis. This study evaluated IMDELLTRA compared to local standard-of-care chemotherapy as a treatment for patients with small cell lung cancer (SCLC) who progressed on or after a single line of platinum-based chemotherapy. The safety profile for IMDELLTRA was consistent with its known profile. Together these randomized data have the potential to establish IMDELLTRA as a new standard of care in second-line SCLC. Detailed data from DeLLphi-304 will be presented at the American Society of Clinical Oncology meeting (ASCO) in June.
•The Company is advancing a comprehensive, global clinical development program across extensive-stage and limited-stage SCLC:
◦DeLLphi-303, a Phase 1b study of IMDELLTRA in combination with a programmed cell death protein ligand-1 (PD-L1) inhibitor, carboplatin and etoposide or separately in combination with PD-L1 alone, is ongoing in patients with first-line ES-SCLC.
◦DeLLphi-305, a Phase 3 study of IMDELLTRA and durvalumab is enrolling patients with first-line ES-SCLC in the maintenance setting.
◦DeLLphi-306, a Phase 3 study of IMDELLTRA following concurrent chemoradiation therapy, is enrolling patients with limited-stage SCLC.
◦DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab, is enrolling patients with second line or later ES-SCLC.
◦DeLLphi-309, a Phase 2 study evaluating alternative intravenous dosing regimens in second-line ES-SCLC, is enrolling patients.
◦DeLLphi-310, a Phase 1b study was initiated in patients with ES-SCLC evaluating IMDELLTRA in combination with YL201, a B7-H3 targeting antibody-drug conjugate, with or without anti-PD-L1.
◦DeLLphi-312, a Phase 3 study of first-line IMDELLTRA with carboplatin, etoposide and durvalumab is planned to initiate in patients with ES-SCLC by mid-2025.

Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1).

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

•A Phase 3 study of xaluritamig is enrolling patients with metastatic castrate resistant prostate cancer (mCRPC) who have previously been treated with taxane-based chemotherapy.
•A Phase 1 study of xaluritamig monotherapy has completed enrollment of patients with mCRPC who have not yet received taxane-based chemotherapy and has also completed enrollment of patients with mCPRC who have previously received taxane-based chemotherapy in a fully outpatient treatment setting to further improve administration convenience. This study continues to enroll mCRPC patients into a combination treatment of xaluritamig and abiraterone.
•A Phase 1b study evaluating neoadjuvant xaluritamig therapy prior to radical prostatectomy is enrolling patients with newly diagnosed localized intermediate or high‐risk prostate cancer.
•A Phase 1b study of xaluritamig is enrolling patients with high-risk biochemically recurrent prostate cancer after definitive therapy.

AMG 193
•AMG 193 is a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor.
•A Phase 2 study evaluating the efficacy, safety, tolerability and pharmacokinetics of AMG 193 is enrolling patients with methylthioadenosine phosphorylase (MTAP)-null previously treated advanced non-small cell lung cancer (NSCLC).
•A Phase 1/1b/2 study of AMG 193 is enrolling patients with advanced MTAP-null solid tumors in the dose-expansion portion of the study.
•A Phase 1b study of AMG 193 alone or in combination with other therapies is enrolling patients with advanced MTAP-null thoracic malignancies.
•A Phase 1b study of AMG 193 in combination with other therapies is enrolling patients with advanced MTAP-null gastrointestinal, biliary tract, and pancreatic cancers.
•A Phase 1/2 study of AMG 193 in combination with IDE397, an investigational methionine adenosyltransferase 2A (MAT2A) inhibitor will be discontinued following a wind-down period.

Bemarituzumab
•Bemarituzumab is a first-in-class fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody.
•FORTITUDE-101, a Phase 3 study of bemarituzumab plus chemotherapy, is ongoing in patients with first-line gastric cancer. Data readout is anticipated in Q2 2025.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab is ongoing in patients with first-line gastric cancer. Phase 3 data readout is anticipated in H2 2025.
•FORTITUDE-103, a Phase 1b/2 study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab, is enrolling patients with first-line gastric cancer.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy, is ongoing in patients with solid tumors with FGFR2b overexpression.

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

LUMAKRAS/LUMYKRAS
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI, is enrolling patients with first-line KRAS G12C–mutated CRC.
•CodeBreaK 202 (CB202), a Phase 3 study of LUMAKRAS plus chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and PD-L1 negative advanced NSCLC.

Nplate
•The final analysis of a Phase 3 study of Nplate as supportive care in chemotherapy-induced thrombocytopenia in gastrointestinal malignancies is complete. Data from this study will be presented at ASCO in June.

Biosimilars
•A randomized, double-blind pharmacokinetic similarity study of ABP 206 compared with OPDIVO® (nivolumab) has completed enrollment of patients with resected stage III or stage IV melanoma in the adjuvant setting. Data readout is anticipated in H2 2025.
•A randomized, double-blind comparative clinical study of ABP 206 compared with OPDIVO is enrolling patients with treatment-naïve unresectable or metastatic melanoma.
•A randomized, double-blind pharmacokinetic similarity study of ABP 234 compared with KEYTRUDA® (pembrolizumab) is enrolling patients with early-stage non-squamous non-small cell lung cancer as adjuvant treatment.
•A randomized, double-blind combined pharmacokinetic/comparative clinical study of ABP 234 compared to KEYTRUDA is enrolling patients with advanced or metastatic non-squamous non-small cell lung cancer.
•A randomized, double-blind, pharmacokinetic similarity/comparative clinical study of ABP 692 compared to OCREVUS® (ocrelizumab) was initiated and is currently enrolling patients with relapsing-remitting multiple sclerosis.

TEZSPIRE is being developed in collaboration with AstraZeneca.
AMG 104 is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451/KHK4083, is being developed in collaboration with Kyowa Kirin.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
IDE397 is an investigational MAT2A inhibitor from IDEAYA Biosciences.
YL201 is an investigational B7-H3 targeting antibody-drug conjugate being developed by MediLink.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.
OCREVUS is a registered trademark of Genentech, Inc.

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the first quarters of 2025 and 2024, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2025 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures,

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the first quarters of 2025 and 2024. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to help millions of patients in their fight against some of the world’s toughest diseases. More than 40 years ago, Amgen helped to establish the biotechnology industry and remains on the cutting-edge of innovation, using technology and human genetic data to push beyond what’s known today. Amgen is advancing a broad and deep pipeline that builds on its existing portfolio of medicines to treat cancer, heart disease, osteoporosis, inflammatory diseases and rare diseases.
In 2024, Amgen was named one of the “World’s Most Innovative Companies” by Fast Company and one of “America’s Best Large Employers” by Forbes, among other external recognitions. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.
For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, YouTube and Threads.

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd. or Kyowa Kirin Co., Ltd.), the performance of Otezla® (apremilast), our acquisitions of ChemoCentryx, Inc. or Horizon Therapeutics plc (including the prospective performance and outlook of Horizon's business, performance and opportunities, and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions, including those resulting from geopolitical relations and government actions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. There can be no guarantee that we will be able to realize any of the strategic benefits, synergies or opportunities arising from the Horizon acquisition, and such benefits, synergies or opportunities may take longer to realize than expected. We may not be able to successfully integrate Horizon, and such integration may take longer, be more difficult or

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

cost more than expected. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our sustainability objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Snook, 609-251-1407 (media)
Justin Claeys, 805-313-9775 (investors)

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income (Loss) - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended March 31,
	2025	2024
Revenues:
Product sales	$7,873	$7,118
Other revenues	276	329
Total revenues	8,149	7,447

Operating expenses:
Cost of sales	2,968	3,200
Research and development	1,486	1,343
Selling, general and administrative	1,687	1,808
Other	830	105
Total operating expenses	6,971	6,456

Operating income	1,178	991

Other income (expense):
Interest expense, net	(723)	(824)
Other income (expense), net	1,518	(235)

Income (loss) before income taxes	1,973	(68)

Provision for income taxes	243	45

Net income (loss)	$1,730	$(113)

Earnings (loss) per share:
Basic	$3.22	$(0.21)
Diluted	$3.20	$(0.21)

Weighted-average shares used in calculation of earnings (loss) per share:
Basic	538	536
Diluted	541	536

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	March 31,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,810	$11,973
Trade receivables, net	8,132	6,782
Inventories	6,729	6,998
Other current assets	3,258	3,277
Total current assets	26,929	29,030

Property, plant and equipment, net	6,681	6,543
Intangible assets, net	25,724	27,699
Goodwill	18,645	18,637
Other noncurrent assets	11,388	9,930
Total assets	$89,367	$91,839

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$19,640	$19,549
Current portion of long-term debt	3,368	3,550
Total current liabilities	23,008	23,099

Long-term debt	54,013	56,549
Long-term deferred tax liabilities	1,510	1,616
Long-term tax liabilities	2,419	2,349
Other noncurrent liabilities	2,210	2,349
Total stockholders’ equity	6,207	5,877
Total liabilities and stockholders’ equity	$89,367	$91,839

Shares outstanding	538	537

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended March 31,
	2025	2024
GAAP cost of sales	$2,968	$3,200
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,548)	(1,860)
Non-GAAP cost of sales	$1,420	$1,340

GAAP cost of sales as a percentage of product sales	37.7%	45.0%
Acquisition-related expenses (a)	(19.7)	(26.2)
Non-GAAP cost of sales as a percentage of product sales	18.0%	18.8%

GAAP research and development expenses	$1,486	$1,343
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(11)	(26)
Non-GAAP research and development expenses	$1,475	$1,317

GAAP research and development expenses as a percentage of product sales	18.9%	18.9%
Acquisition-related expenses (b)	(0.2)	(0.4)
Non-GAAP research and development expenses as a percentage of product sales	18.7%	18.5%

GAAP selling, general and administrative expenses	$1,687	$1,808
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(32)	(96)
Non-GAAP selling, general and administrative expenses	$1,655	$1,712

GAAP selling, general and administrative expenses as a percentage of product sales	21.4%	25.4%
Acquisition-related expenses (c)	(0.4)	(1.3)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	21.0%	24.1%

GAAP operating expenses	$6,971	$6,456
Adjustments to operating expenses:
Adjustments to cost of sales	(1,548)	(1,860)
Adjustments to research and development expenses	(11)	(26)
Adjustments to selling, general and administrative expenses	(32)	(96)
Impairment of intangible assets (d)	(800)	(68)
Certain net charges pursuant to our restructuring and cost-savings initiatives	1	1
Certain other expenses	(31)	(38)
Total adjustments to operating expenses	(2,421)	(2,087)
Non-GAAP operating expenses	$4,550	$4,369

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

	Three months ended March 31,
	2025	2024
GAAP operating income	$1,178	$991
Adjustments to operating expenses	2,421	2,087
Non-GAAP operating income	$3,599	$3,078

GAAP operating income as a percentage of product sales	15.0%	13.9%
Adjustments to cost of sales	19.7	26.2
Adjustments to research and development expenses	0.2	0.4
Adjustments to selling, general and administrative expenses	0.4	1.3
Impairment of intangible assets (d)	10.1	1.0
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	0.0
Certain other expenses	0.3	0.4
Non-GAAP operating income as a percentage of product sales	45.7%	43.2%

GAAP other income (expense), net	$1,518	$(235)
Adjustments to other income (expense), net
Net (gains) losses from equity investments (e)	(1,291)	510
Non-GAAP other income, net	$227	$275

GAAP income (loss) before income taxes	$1,973	$(68)
Adjustments to income (loss) before income taxes:
Adjustments to operating expenses	2,421	2,087
Adjustments to other income (expense), net	(1,291)	510
Total adjustments to income (loss) before income taxes	1,130	2,597
Non-GAAP income before income taxes	$3,103	$2,529

GAAP provision for income taxes	$243	$45
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	217	359
Other income tax adjustments (g)	(6)	(15)
Total adjustments to provision for income taxes	211	344
Non-GAAP provision for income taxes	$454	$389

GAAP tax as a percentage of income before taxes	12.3%	(66.2)%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	2.5	82.2
Other income tax adjustments (g)	(0.2)	(0.6)
Total adjustments to provision for income taxes	2.3	81.6
Non-GAAP tax as a percentage of income before taxes	14.6%	15.4%

GAAP net income (loss)	$1,730	$(113)
Adjustments to net income (loss):
Adjustments to income (loss) before income taxes, net of the income tax effect	913	2,238
Other income tax adjustments (g)	6	15
Total adjustments to net income (loss)	919	2,253
Non-GAAP net income	$2,649	$2,140

Note: Numbers may not add due to rounding

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings (loss) per share:

	Three months ended March 31, 2025		Three months ended March 31, 2024
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss)	$1,730	$2,649	$(113)	$2,140

Shares (Denominator):
Weighted-average shares for basic earnings (loss) per share	538	538	536	536
Effect of dilutive securities (h)	3	3	—	5
Weighted-average shares for diluted earnings (loss) per share (h)	541	541	536	541

Diluted earnings (loss) per share	$3.20	$4.90	$(0.21)	$3.96

(a)	The adjustments related to noncash amortization of intangible assets and fair value step-up of inventory acquired from business acquisitions.

(b)	For the three months ended March 31, 2025, the adjustment related primarily to noncash amortization of intangible assets acquired from business acquisitions. For the three months ended March 31, 2024, the adjustment related primarily to acquisition-related costs related to our Horizon acquisition.

(c)	For the three months ended March 31, 2025 and 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(d)
For the three months ended March 31, 2025, the adjustment related to an intangible asset impairment charge for Otezla®. For the three months ended March 31, 2024, the adjustment related to a net impairment charge for an in-process R&D asset related to our Teneobio, Inc. acquisition from 2021.

(e)	For the three months ended March 31, 2025 and 2024, the adjustments related primarily to our BeiGene equity fair value adjustment.

(f)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three months ended March 31, 2025, was 19.2% compared to 13.8% for the corresponding period of the prior year.

(g)	The adjustments related to certain acquisition-related, prior-period and other items excluded from GAAP earnings.

(h)	During periods of net loss, diluted loss per share is equal to basic loss per share as potential common shares are excluded due to their antidilutive effect.

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended March 31,
	2025	2024
Net cash provided by operating activities	$1,391	$689
Net cash used in investing activities	(447)	(217)
Net cash used in financing activities	(4,107)	(1,708)
Decrease in cash and cash equivalents	(3,163)	(1,236)
Cash and cash equivalents at beginning of period	11,973	10,944
Cash and cash equivalents at end of period	$8,810	$9,708

	Three months ended March 31,
	2025	2024
Net cash provided by operating activities	$1,391	$689
Capital expenditures	(411)	(230)
Free cash flow	$980	$459

AMGEN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2025
(Unaudited)

GAAP diluted EPS guidance	$12.21	—	$13.46
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	8.27	—	8.32
Impairment of intangible assets (b)		1.29
Net gains from equity investments		(1.87)
Other		0.05
Non-GAAP diluted EPS guidance	$20.00	—	$21.20

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.77 per share.

(a) The adjustments primarily include noncash amortization of intangible assets and fair value step-up of inventory acquired in business acquisitions.

(b) The adjustment relates to the Otezla® intangible asset impairment charge recorded during the first quarter of 2025.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments. The stated guidance also includes the estimated impact of implemented tariffs, but does not account for any tariffs that could be implemented in the future, including potential sector-specific tariffs.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2025
(Unaudited)

GAAP tax rate guidance	11.0%	—	12.5%
Tax rate of known adjustments discussed above		3.5%
Non-GAAP tax rate guidance	14.5%	—	16.0%